EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media and Investor Contact:
Wendy Kelley
investorrelations@wd40.com
+1-619-275-9304
WD-40 Company Increases Quarterly Dividend and Schedules First
Quarter 2026 Earnings Conference Call
SAN DIEGO – December 10, 2025 ― WD-40 Company (NASDAQ:WDFC) today announced that its board of directors declared on Wednesday, December 10, 2025, a quarterly dividend of $1.02 per share reflecting an increase of more than 8 percent compared to the previous quarter’s dividend. The quarterly dividend is payable January 30, 2026 to stockholders of record at the close of business on January 16, 2026.
The Company also announced that it has scheduled its first quarter 2026 earnings conference call for Thursday, January 8, 2026, at 2:00 p.m. PST. On this call, management will discuss financial results, business developments, and other matters affecting the Company. Other forward-looking or material information may also be discussed.
A live webcast of the earnings conference call will be available on the Company’s investor relations website at http://investor.wd40company.com. The webcast will be archived and available on the website for a one-year period following the conference call.
The Company’s quarterly earnings press release will cross the wire at approximately 1:05 p.m. PST on January 8, 2026. Please visit the Company’s investor relations website to view the press release and other supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, Lava® and Solvol®.
Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $620.0 million in fiscal year 2025 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

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